Exhibit 99.1

For Immediate Release

Contacts:

Chiron Corporate Communications &

Investor Relations

Media:                                                         (510) 923-6500

Investors:                                          (510) 923-2300

CHIRON ANNOUNCES SETTLEMENT WITH ROCHE IN HIV PATENT DISPUTE

– Agreement highlights strength of company’s intellectual property estate –

EMERYVILLE, Calif., September 10, 2004 - Chiron Corporation (Nasdaq: CHIR) today announced that it has reached a settlement with F. Hoffmann-La Roche (Roche) in a dispute over licensing fees and royalties that Chiron had asserted was owed to the company under its U.S. Patent No. 6,531,276 (the “276 Patent”). The patent, which was issued in the U.S. in March 2003, is directed to nucleic acid testing (NAT) methods for HIV.

“This settlement attests to the strength of Chiron’s intellectual property position,” said Ursula Bartels, Chiron’s general counsel. “Because of Chiron’s pioneering science, many people around the world are more protected from infection by HIV and other life-threatening viruses. The terms of this agreement recognize the value of our HIV technology and the validity of our U.S. patent.”

Under the terms of the settlement agreement, which covers clinical diagnostics and blood screening, Roche irrevocably stipulates to the validity and enforceability of the patent. In addition, Chiron will retain all funds paid by Roche while the matter was in dispute. Chiron will also receive a lump sum payment of $78 million in lieu of royalties beyond January 1, 2005. Roche may elect under the terms of the agreement to obtain a partial refund and revert to paying royalties on the sales of its products in North America.  The amount of such potential refund (initially $64 million) and the royalty rate that would be applicable (between 19% and 11%) depend on when any such election is made.  The refund available and the applicable royalty rate each decrease in equal quarterly increments over the eight quarters of 2005 and 2006.  As such, Chiron expects to recognize $64 million of the payment as revenue over those eight quarters.  The remaining $14 million is nonrefundable and will be recognized as revenue in the third quarter of 2004.

This settlement agreement leaves unaffected royalties that Chiron already receives for its HIV technology from Roche and other licensees under Chiron’s ex-U.S. patents.  In November 2003, Chiron initiated an arbitration against Roche pursuant to the rules of the CPR Institute for Dispute Resolution. The arbitration was held in June 2004. The agreement between the companies concludes the arbitration process.

About Chiron

Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide.  The company’s consistent success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach.  Chiron believes that science has the power to improve people’s lives and harnesses that power to transform human health. For more information about Chiron, please visit www.chiron.com.

This year, Chiron Vaccines celebrates 100 years of advancing medicine with the anniversary of two founding companies.  In 1904, Emil von Behring and Achille Sclavo independently started companies in Germany and Italy, respectively, dedicated to the research, development and manufacture of vaccines to protect humanity from infectious disease.  As the fifth-largest vaccine manufacturer in the world, Chiron remains dedicated to the legacies of von Behring and Sclavo to prevent disease and develop new vaccines to improve human health globally.

This news release contains forward-looking statements, including statements regarding intellectual property protections, patent validity and enforcement, product development initiatives, new product indications, new product marketing, and in- and out-licensing activities that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2004 and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.  In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products.  There can be no assurance that Chiron’s out-licensing activities will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties.  In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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